The information in this preliminary pricing supplement is not complete and may be changed. This preliminary pricing supplement and the accompanying prospectus, prospectus supplement and prospectus addendum do not constitute an offer to sell the securities and we are not soliciting an offer to buy the securities in any state where the offer or sale is not permitted.

Subject to Completion. Amendment No. 1 Dated January 19, 2021 to the Preliminary Pricing Supplement Dated January 19, 2021

January 2021 Registration Statement No. 333-232144 Pricing Supplement dated January , 2021 Filed pursuant to Rule 424(b)(2)

Structured Investments

Opportunities in International Equities

Fixed Coupon Auto-Callable Securities due January 24, 2022

Based on the Performance of the American Depositary Shares of Pinduoduo Inc.

Principal at Risk Securities

Unlike conventional debt securities, the securities do not guarantee any return of principal at maturity. Instead, the securities offer the opportunity for investors to receive a fixed monthly payment equal to 1.52083% of the stated principal amount. If the closing price of the underlier is greater than or equal to the initial underlier value on any determination date (other than the final determination date), the securities will be automatically redeemed for an amount per security equal to the stated principal amount plus the monthly payment otherwise due. However, if on any determination date the closing price of the underlier is less than the initial underlier value, the securities will not be redeemed. If the securities are not redeemed prior to maturity and the final underlier value is greater than or equal to the downside threshold level, the payment at maturity due on the securities will be equal to the stated principal amount plus the monthly payment otherwise due. However, if the securities are not redeemed prior to maturity and the final underlier value is less than the downside threshold level, at maturity investors will receive the monthly payment otherwise due and a number of shares of the underlier, or at our option the cash value thereof, that will likely be worth less than the stated principal amount and could be worth nothing. The securities are for investors who are willing and able to risk their principal, in exchange for the opportunity to receive fixed monthly payments at a potentially above-market rate, subject to automatic early redemption. Investors will not participate in any appreciation of the underlier even though investors will be exposed to the depreciation in the value of the underlier if the securities have not been redeemed prior to maturity and the final underlier value is less than the downside threshold level. Investors may lose their entire principal amount. The securities are unsecured and unsubordinated debt obligations of Barclays Bank PLC. Any payment on the securities, including any repayment of principal, is subject to the creditworthiness of Barclays Bank PLC and is not guaranteed by any third party. If Barclays Bank PLC were to default on its payment obligations or become subject to the exercise of any U.K. Bail-in Power (as described on page 5 of this document) by the relevant U.K. resolution authority, you might not receive any amounts owed to you under the securities. See “Risk Factors” and “Consent to U.K. Bail-in Power” in this document and “Risk Factors” in the accompanying prospectus supplement.

SUMMARY TERMS
Issuer:	Barclays Bank PLC
Reference asset*:	Pinduoduo Inc. American depositary shares (Bloomberg ticker symbol “PDD UW<Equity>”) (the “underlier”)
Aggregate principal amount:	$
Stated principal amount:	$1,000 per security
Pricing date†:	January 19, 2021. The initial underlier value is the closing price of the underlier on January 15, 2021 and is not the closing price of the underlier on the pricing date.
Original issue date†:	January 22, 2021
Maturity date*†:	January 24, 2022
Automatic early redemption:	If, on any determination date (other than the final determination date), the closing price of the underlier is greater than or equal to the initial underlier value, the securities will be automatically redeemed for an early redemption payment on the monthly payment date immediately following that determination date. The securities will not be redeemed early if the closing price of the underlier is less than the initial underlier value on the related determination date. No further payments will be made on the securities after they have been redeemed.
Early redemption payment:	The early redemption payment will be an amount per security equal to (i) the stated principal amount plus (ii) the monthly payment otherwise due.
Monthly payment:	Unless the securities have been previously redeemed, we will pay a monthly payment of $15.2083 (1.52083% of the stated principal amount) per security on the related monthly payment date.
Payment or delivery at maturity:

If the securities are not redeemed prior to maturity, you will receive on the maturity date a cash payment or delivery per security determined as follows:

•  If the final underlier value is greater than or equal to the downside threshold level:

(i) stated principal amount plus (ii) the monthly payment otherwise due

•  If the final underlier value is less than the downside threshold level:

(i) at our option, (a) a number of shares of the underlier equal to the exchange ratio, or (b) the cash value of those shares as of the final determination date determined as the exchange ratio times the final underlier value and (ii) the monthly payment otherwise due

Under these circumstances, the value of those shares (or that cash value) will likely be less than the stated principal amount and could be zero. Investors may lose their entire principal amount. Any payment on the securities, including any repayment of principal, is not guaranteed by any third party and is subject to (a) the creditworthiness of Barclays Bank PLC and (b) the risk of exercise of any U.K. Bail-in Power by the relevant U.K. resolution authority.

U.K. Bail-in Power acknowledgment:	Notwithstanding any other agreements, arrangements or understandings between Barclays Bank PLC and any holder or beneficial owner of the securities, by acquiring the securities, each holder and beneficial owner of the securities acknowledges, accepts, agrees to be bound by and consents to the exercise of, any U.K. Bail-in Power by the relevant U.K. resolution authority. See “Consent to U.K. Bail-in Power” on page 5 of this document.
Downside threshold level*:	$112.840, which is equal to 70% of the initial underlier value (rounded to three decimal places)
Initial underlier value*:	$161.20, which is the closing price of the underlier on January 15, 2021. The initial underlier value is not the closing price of the underlier on the pricing date.
Final underlier value*:	The closing price of the underlier on the final determination date
Exchange ratio*:	8.86211, which is the stated principal amount divided by the downside threshold level (rounded to five decimal places)
Determination dates†:	February 19, 2021, March 19, 2021, April 19, 2021, May 19, 2021, June 21, 2021, July 19, 2021, August 19, 2021, September 20, 2021, October 19, 2021, November 19, 2021, December 20, 2021 and January 19, 2022. We also refer to January 19, 2022 as the final determination date.
Monthly payment dates†:	February 24, 2021, March 24, 2021, April 22, 2021, May 24, 2021, June 24, 2021, July 22, 2021, August 24, 2021, September 23, 2021, October 22, 2021, November 24, 2021, December 23, 2021 and the maturity date
(terms continued on the next page)
Commissions and initial issue price:	Initial issue price(1)	Price to public(1)	Agent’s commissions	Proceeds to issuer
Per security	$1,000	$1,000	$1.00(2) $1.00(3)	$998.00
Total	$	$	$	$
(1)	Our estimated value of the securities on the pricing date, based on our internal pricing models, is expected to be between $959.10 and $989.10 per security. The estimated value is expected to be less than the initial issue price of the securities. See “Additional Information Regarding Our Estimated Value of the Securities” on page 4 of this document.

(2)	Morgan Stanley Wealth Management and its financial advisors will collectively receive from the agent, Barclays Capital Inc., a fixed sales commission of $1.00 for each security they sell. See “Supplemental Plan of Distribution” in this document.

(3)	Reflects a structuring fee payable to Morgan Stanley Wealth Management by the agent or its affiliates of $1.00 for each security.

One or more of our affiliates may purchase up to 15% of the aggregate principal amount of the securities and hold such securities for investment for a period of at least 30 days. Accordingly, the total principal amount of the securities may include a portion that was not purchased by investors on the original issue date. Any unsold portion held by our affiliate(s) may affect the supply of securities available for secondary trading and, therefore, could adversely affect the price of the securities in the secondary market. Circumstances may occur in which our interests or those of our affiliates could be in conflict with your interests.

Investing in the securities involves risks not associated with an investment in conventional debt securities. See “Risk Factors” beginning on page 12 of this document, beginning on page S-7 of the prospectus supplement and beginning on page PA-1 of the prospectus addendum. You should read this document together with the related prospectus, prospectus supplement and prospectus addendum, each of which can be accessed via the hyperlinks below, before you make an investment decision.

The securities will not be listed on any U.S. securities exchange or quotation system. Neither the U.S. Securities and Exchange Commission (the “SEC”) nor any state securities commission has approved or disapproved of the securities or determined that this document is truthful or complete. Any representation to the contrary is a criminal offense.

The securities constitute our unsecured and unsubordinated obligations. The securities are not deposit liabilities of Barclays Bank PLC and are not covered by the U.K. Financial Services Compensation Scheme or insured by the U.S. Federal Deposit Insurance Corporation or any other governmental agency or deposit insurance agency of the United States, the United Kingdom or any other jurisdiction.

Prospectus dated August 1, 2019	Prospectus Supplement dated August 1, 2019	Prospectus Addendum dated May 11, 2020

Fixed Coupon Auto-Callable Securities due January 24, 2022

Based on the Performance of the American Depositary Shares of Pinduoduo Inc.

Principal at Risk Securities

Terms continued from previous page:
Closing price*:	Closing price has the meaning set forth under “Reference Assets—Equity Securities—Special Calculation Provisions” in the prospectus supplement.
Additional terms:	Terms used in this document, but not defined herein, will have the meanings ascribed to them in the prospectus supplement.
CUSIP / ISIN:	06741WPG9 / US06741WPG95
Listing:	The securities will not be listed on any securities exchange.
Selected dealer:	Morgan Stanley Wealth Management (“MSWM”)
*	In the case of certain corporate events related to the underlier, the calculation agent may adjust any variable, including but not limited to, the underlier, initial underlier value, final underlier value, downside threshold level, exchange ratio and closing price of the underlier if the calculation agent determines that the event has a diluting or concentrative effect on the theoretical value of the shares of the underlier. The calculation agent may accelerate the maturity date upon the occurrence of certain reorganization events and additional adjustment events. For more information, see “Reference Assets—Equity Securities—Share Adjustments Relating to Securities with an Equity Security as a Reference Asset” in the accompanying prospectus supplement.
†	Expected. In the event that we make any change to the pricing date or the original issue date, the determination dates, the monthly payment dates and/or the maturity date may be changed so that the stated term of the securities remains the same. Each determination date may be postponed if that determination date is not a scheduled trading day or if a market disruption event occurs on that determination date as described under “Reference Assets—Equity Securities—Market Disruption Events for Securities with an Equity Security as a Reference Asset” in the accompanying prospectus supplement. In addition, a monthly payment date and/or the maturity date will be postponed if that day is not a business day or if the relevant determination date is postponed as described under “Terms of the Notes—Payment Dates” in the accompanying prospectus supplement.

Barclays Capital Inc.

January 2021	Page 2

Fixed Coupon Auto-Callable Securities due January 24, 2022

Based on the Performance of the American Depositary Shares of Pinduoduo Inc.

Principal at Risk Securities

Additional Terms of the Securities

You should read this document together with the prospectus dated August 1, 2019, as supplemented by the prospectus supplement dated August 1, 2019 relating to our Global Medium-Term Notes, Series A, of which the securities are a part, and the prospectus addendum dated May 11, 2020. This document, together with the documents listed below, contains the terms of the securities and supersedes all prior or contemporaneous oral statements as well as any other written materials including preliminary or indicative pricing terms, correspondence, trade ideas, structures for implementation, sample structures, brochures or other educational materials of ours. You should carefully consider, among other things, the matters set forth under “Risk Factors” in the prospectus supplement and the prospectus addendum, as the securities involve risks not associated with conventional debt securities. We urge you to consult your investment, legal, tax, accounting and other advisors before you invest in the securities.

You may access these documents on the SEC website at www.sec.gov as follows (or if such address has changed, by reviewing our filings for the relevant date on the SEC website):

Prospectus dated August 1, 2019:
http://www.sec.gov/Archives/edgar/data/312070/000119312519210880/d756086d424b3.htm

Prospectus supplement dated August 1, 2019:
http://www.sec.gov/Archives/edgar/data/312070/000095010319010190/dp110493_424b2-prosupp.htm

Prospectus addendum dated May 11, 2020:
http://www.sec.gov/Archives/edgar/data/312070/000110465920059376/a20-19169_1424b3.htm

Our SEC file number is 1-10257 and our Central Index Key, or CIK, on the SEC website is 0000312070. As used in this document, “we,” “us” and “our” refer to Barclays Bank PLC.

In connection with this offering, Morgan Stanley Wealth Management is acting in its capacity as a selected dealer.

January 2021	Page 3

Fixed Coupon Auto-Callable Securities due January 24, 2022

Based on the Performance of the American Depositary Shares of Pinduoduo Inc.

Principal at Risk Securities

Additional Information Regarding Our Estimated Value of the Securities

Our internal pricing models take into account a number of variables and are based on a number of subjective assumptions, which may or may not materialize, typically including volatility, interest rates and our internal funding rates. Our internal funding rates (which are our internally published borrowing rates based on variables, such as market benchmarks, our appetite for borrowing and our existing obligations coming to maturity) may vary from the levels at which our benchmark debt securities trade in the secondary market. Our estimated value on the pricing date is based on our internal funding rates. Our estimated value of the securities might be lower if such valuation were based on the levels at which our benchmark debt securities trade in the secondary market.

Our estimated value of the securities on the pricing date is expected to be less than the initial issue price of the securities. The difference between the initial issue price of the securities and our estimated value of the securities is expected to result from several factors, including any sales commissions expected to be paid to Barclays Capital Inc. or another affiliate of ours, any selling concessions, discounts, commissions or fees expected to be allowed or paid to non-affiliated intermediaries, the estimated profit that we or any of our affiliates expect to earn in connection with structuring the securities, the estimated cost that we may incur in hedging our obligations under the securities, and estimated development and other costs that we may incur in connection with the securities.

Our estimated value on the pricing date is not a prediction of the price at which the securities may trade in the secondary market, nor will it be the price at which Barclays Capital Inc. may buy or sell the securities in the secondary market. Subject to normal market and funding conditions, Barclays Capital Inc. or another affiliate of ours intends to offer to purchase the securities in the secondary market but it is not obligated to do so.

Assuming that all relevant factors remain constant after the pricing date, the price at which Barclays Capital Inc. may initially buy or sell the securities in the secondary market, if any, and the value that we may initially use for customer account statements, if we provide any customer account statements at all, may exceed our estimated value on the pricing date for a temporary period expected to be approximately 40 days after the initial issue date of the securities because, in our discretion, we may elect to effectively reimburse to investors a portion of the estimated cost of hedging our obligations under the securities and other costs in connection with the securities that we will no longer expect to incur over the term of the securities. We made such discretionary election and determined this temporary reimbursement period on the basis of a number of factors, which may include the tenor of the securities and/or any agreement we may have with the distributors of the securities. The amount of our estimated costs that we effectively reimburse to investors in this way may not be allocated ratably throughout the reimbursement period, and we may discontinue such reimbursement at any time or revise the duration of the reimbursement period after the initial issue date of the securities based on changes in market conditions and other factors that cannot be predicted.

We urge you to read “Risk Factors” beginning on page 12 of this document.

You may revoke your offer to purchase the securities at any time prior to the pricing date. We reserve the right to change the terms of, or reject any offer to purchase, the securities prior to their pricing date. In the event of any changes to the terms of the securities, we will notify you and you will be asked to accept such changes in connection with your purchase. You may also choose to reject such changes in which case we may reject your offer to purchase.

January 2021	Page 4

Fixed Coupon Auto-Callable Securities due January 24, 2022

Based on the Performance of the American Depositary Shares of Pinduoduo Inc.

Principal at Risk Securities

Consent to U.K. Bail-in Power

Notwithstanding any other agreements, arrangements or understandings between us and any holder or beneficial owner of the securities, by acquiring the securities, each holder and beneficial owner of the securities acknowledges, accepts, agrees to be bound by and consents to the exercise of, any U.K. Bail-in Power by the relevant U.K. resolution authority.

Under the U.K. Banking Act 2009, as amended, the relevant U.K. resolution authority may exercise a U.K. Bail-in Power in circumstances in which the relevant U.K. resolution authority is satisfied that the resolution conditions are met. These conditions include that a U.K. bank or investment firm is failing or is likely to fail to satisfy the Financial Services and Markets Act 2000 (the “FSMA”) threshold conditions for authorization to carry on certain regulated activities (within the meaning of section 55B FSMA) or, in the case of a U.K. banking group company that is a European Economic Area (“EEA”) or third country institution or investment firm, that the relevant EEA or third country relevant authority is satisfied that the resolution conditions are met in respect of that entity.

The U.K. Bail-in Power includes any write-down, conversion, transfer, modification and/or suspension power, which allows for (i) the reduction or cancellation of all, or a portion, of the principal amount of, interest on, or any other amounts payable on, the securities; (ii) the conversion of all, or a portion, of the principal amount of, interest on, or any other amounts payable on, the securities into shares or other securities or other obligations of Barclays Bank PLC or another person (and the issue to, or conferral on, the holder or beneficial owner of the securities such shares, securities or obligations); and/or (iii) the amendment or alteration of the maturity of the securities, or amendment of the amount of interest or any other amounts due on the securities, or the dates on which interest or any other amounts become payable, including by suspending payment for a temporary period; which U.K. Bail-in Power may be exercised by means of a variation of the terms of the securities solely to give effect to the exercise by the relevant U.K. resolution authority of such U.K. Bail-in Power. Each holder and beneficial owner of the securities further acknowledges and agrees that the rights of the holders or beneficial owners of the securities are subject to, and will be varied, if necessary, solely to give effect to, the exercise of any U.K. Bail-in Power by the relevant U.K. resolution authority. For the avoidance of doubt, this consent and acknowledgment is not a waiver of any rights holders or beneficial owners of the securities may have at law if and to the extent that any U.K. Bail-in Power is exercised by the relevant U.K. resolution authority in breach of laws applicable in England.

For more information, please see “Risk Factors—Risks Relating to the Issuer—You may lose some or all of your investment if any U.K. bail-in power is exercised by the relevant U.K. resolution authority” in this document as well as “U.K. Bail-in Power,” “Risk Factors—Risks Relating to the Securities Generally—Regulatory action in the event a bank or investment firm in the Group is failing or likely to fail could materially adversely affect the value of the securities” and “Risk Factors—Risks Relating to the Securities Generally—Under the terms of the securities, you have agreed to be bound by the exercise of any U.K. Bail-in Power by the relevant U.K. resolution authority” in the accompanying prospectus supplement.

January 2021	Page 5

Fixed Coupon Auto-Callable Securities due January 24, 2022

Based on the Performance of the American Depositary Shares of Pinduoduo Inc.

Principal at Risk Securities

Investment Summary

Fixed Coupon Auto-Callable Securities

Principal at Risk Securities

The Fixed Coupon Auto-Callable Securities due January 24, 2022 Based on the Performance of the American Depositary Shares of Pinduoduo Inc., which we refer to as the securities, provide an opportunity for investors to receive a fixed monthly payment, which is an amount equal to $15.2083 (1.52083% of the stated principal amount), subject to automatic early redemption.

If the closing price of the underlier is greater than or equal to the initial underlier value on any determination date (other than the final determination date), the securities will be automatically redeemed for an early redemption payment equal to the stated principal amount plus the monthly payment otherwise due. If the securities are automatically redeemed prior to maturity, investors will receive no further monthly payments. At maturity, if the securities have not previously been redeemed and the final underlier value is greater than or equal to the downside threshold level, the payment at maturity will be equal to the stated principal amount plus the monthly payment otherwise due. However, if the securities have not previously been redeemed and the final underlier value is less than the downside threshold level, investors will receive the monthly payment otherwise due, but will be exposed to the decline in the closing price of the underlier below the downside threshold level on a 1.429-to-1 basis and will receive at our option per security (i) a number of shares of the underlier equal to the exchange ratio or (ii) the cash value of those shares as of the final determination date determined as follows: the exchange ratio times the final underlier value. The value of those shares (or that cash value) will likely be less than the stated principal amount and could be zero. If we choose to deliver shares of the underlier on the maturity date, those shares may be worth more or less at such time than on the final determination date. Under these circumstances, the amount investors receive (excluding the monthly payment otherwise due) will likely be less than the stated principal amount and could be zero. Investors in the securities must be willing and able to accept the risk of losing their entire principal amount. In addition, investors will not participate in any appreciation of the underlier.

Key Investment Rationale

The securities are for investors who are willing and able to risk their principal, in exchange for the opportunity to receive fixed monthly payments at a potentially above-market rate, subject to automatic early redemption. The securities offer investors an opportunity to receive a fixed monthly payment of $15.2083 (1.52083% of the stated principal amount). In addition, the following scenarios reflect the potential payment on the securities, if any, upon an automatic early redemption or at maturity:

Scenario 1

On any determination date (other than the final determination date), the closing price of the underlier is greater than or equal to the initial underlier value.

▪ The securities will be automatically redeemed for (i) the stated principal amount plus (ii) the monthly payment otherwise due.

▪ Investors will not participate in any appreciation of the underlier from the initial underlier value and will receive no further monthly payments.

Scenario 2

The securities are not automatically redeemed prior to maturity and the final underlier value is greater than or equal to the downside threshold level.

▪ The payment due at maturity will be (i) the stated principal amount plus (ii) the monthly payment otherwise due.

▪ Investors will not participate in any appreciation of the underlier from the initial underlier value.

Scenario 3

The securities are not automatically redeemed prior to maturity and the final underlier value is less than the downside threshold level.

▪ The payment due at maturity, in addition to the monthly payment otherwise due, will be at our option per security (i) a number of shares of the underlier equal to the exchange ratio or (ii) the cash value of those shares as of the final determination date determined as the exchange ratio times the final underlier value. Investors will likely lose some and may lose all of their principal in this scenario.

January 2021	Page 6

Fixed Coupon Auto-Callable Securities due January 24, 2022

Based on the Performance of the American Depositary Shares of Pinduoduo Inc.

Principal at Risk Securities

Selected Purchase Considerations

The securities are not suitable for all investors. The securities may be a suitable investment for you if all of the following statements are true:

▪	You do not anticipate that the final underlier value will be less than the downside threshold level on the final determination date, and you are willing and able to accept the risk that, if it is, you will receive a number of shares of the underlier, or at our option the cash value thereof, that will likely be worth less than the stated principal amount and could be worth nothing.

▪	You are willing and able to forgo participation in any appreciation of the underlier, and you understand that any return on your investment will be limited to the monthly payments that are paid on each monthly payment date until maturity or early redemption.

▪	You are willing and able to accept the risks associated with an investment linked to the performance of the underlier, as explained in more detail in the “Risk Factors” section of this document.

▪	You understand and accept that you will not be entitled to receive dividends or distributions that may be paid to holders of the underlier, nor will you have any voting rights with respect to the issuer of the underlier.

▪	You are willing and able to accept the risk that the securities may be automatically redeemed prior to scheduled maturity and that you may not be able to reinvest your money in an alternative investment with comparable risk and yield.

▪	You do not seek an investment for which there will be an active secondary market and you are willing and able to hold the securities to maturity if the securities are not automatically redeemed.

▪	You are willing and able to assume our credit risk for all payments on the securities.

▪	You are willing and able to consent to the exercise of any U.K. Bail-in Power by any relevant U.K. resolution authority.

The securities may not be a suitable investment for you if any of the following statements are true:

▪	You seek an investment that provides for the full repayment of principal at maturity.

▪	You anticipate that the final underlier value will be less than the downside threshold level on the final determination date, or you are unwilling or unable to accept the risk that, if it is, you will receive a number of shares of the underlier, or at our option the cash value thereof, that will likely be worth less than the stated principal amount and could be worth nothing.

▪	You seek exposure to any upside performance of the underlier or you seek an investment with a return that is not limited to the monthly payments that are paid on each monthly payment date until maturity or early redemption.

▪	You are unwilling or unable to accept the risks associated with an investment linked to the performance of the underlier, as explained in more detail in the “Risk Factors” section of this document.

▪	You seek an investment that entitles you to dividends or distributions on, or voting rights related to, the underlier.

▪	You are unwilling or unable to accept the risk that the securities may be automatically redeemed prior to scheduled maturity.

▪	You seek an investment for which there will be an active secondary market and/or you are unwilling or unable to hold the securities to maturity if they are not automatically redeemed.

▪	You are unwilling or unable to assume our credit risk for all payments on the securities.

▪	You are unwilling or unable to consent to the exercise of any U.K. Bail-in Power by any relevant U.K. resolution authority.

You must rely on your own evaluation of the merits of an investment in the securities. You should reach a decision whether to invest in the securities after carefully considering, with your advisors, the suitability of the securities in light of your investment objectives and the specific information set forth in this document, the prospectus, the prospectus supplement and the prospectus addendum. Neither the issuer nor Barclays Capital Inc. makes any recommendation as to the suitability of the securities for investment.

January 2021	Page 7

Fixed Coupon Auto-Callable Securities due January 24, 2022

Based on the Performance of the American Depositary Shares of Pinduoduo Inc.

Principal at Risk Securities

How the Securities Work

The following diagrams illustrate the potential outcomes for the securities depending on the closing price of the underlier on the determination dates.

Diagram #1: Determination Dates Prior to the Final Determination Date

Diagram #2: Payment at Maturity If No Automatic Early Redemption Occurs

For more information about the payment upon an automatic early redemption or at maturity in different hypothetical scenarios, see “Hypothetical Examples” below.

January 2021	Page 8

Fixed Coupon Auto-Callable Securities due January 24, 2022

Based on the Performance of the American Depositary Shares of Pinduoduo Inc.

Principal at Risk Securities

Hypothetical Examples

The numbers appearing in the following examples may have been rounded for ease of analysis. The examples below assume that the securities will be held until maturity or earlier redemption and do not take into account the tax consequences of an investment in the securities. The examples below are based on the following terms:*

Hypothetical Initial Underlier Value:	$100.00
Hypothetical Downside Threshold Level:	$70.000, which is 70% of the hypothetical initial underlier value
Hypothetical Exchange Ratio:	14.28571, which is the stated principal amount per security divided by the hypothetical downside threshold level
Monthly Payment:	$15.2083 (1.52083% of the stated principal amount)
Stated Principal Amount:	$1,000 per security

* Terms used for purposes of these hypothetical examples do not represent the actual initial underlier value, downside threshold level or exchange ratio applicable to the securities. In particular, the hypothetical initial underlier value of $100.00 used in these examples has been chosen for illustrative purposes only and does not represent the actual initial underlier value. Please see “Pinduoduo Inc. Overview” below for recent actual values of the underlier. The actual initial underlier value, downside threshold level and exchange ratio applicable to the securities are set forth on the cover page of this document.

In Examples 1 and 2, the closing price of the underlier is greater than or equal to the hypothetical initial underlier value of $100.00 on one of the determination dates prior to the final determination date. Because the closing price of the underlier is greater than or equal to the initial underlier value on one of the determination dates prior to the final determination date, the securities are automatically redeemed following the relevant determination date. In Examples 3 and 4, the closing price of the underlier on the determination dates prior to the final determination date is less than the initial underlier value, and, consequently, the securities are not automatically redeemed prior to, and remain outstanding until, maturity.

	Example 1			Example 2
Determination Dates	Hypothetical Closing Price	Monthly Payment (per security)	Early Redemption Payment (per security)	Hypothetical Closing Price	Monthly Payment (per security)	Early Redemption Payment (per security)
#1	$90.00	$15.2083	N/A	$90.00	$15.2083	N/A
#2	$100.00	—*	$1,015.2083	$45.00	$15.2083	N/A
#3	N/A	N/A	N/A	$60.00	$15.2083	N/A
#4	N/A	N/A	N/A	$65.00	$15.2083	N/A
#5	N/A	N/A	N/A	$125.00	—*	$1,015.2083
#6	N/A	N/A	N/A	N/A	N/A	N/A
#7	N/A	N/A	N/A	N/A	N/A	N/A
#8	N/A	N/A	N/A	N/A	N/A	N/A
#9	N/A	N/A	N/A	N/A	N/A	N/A
#10	N/A	N/A	N/A	N/A	N/A	N/A
#11	N/A	N/A	N/A	N/A	N/A	N/A
Final Determination Date	N/A	N/A	N/A	N/A	N/A	N/A
Payment at Maturity	N/A			N/A

* If the securities are automatically redeemed, the early redemption payment will include the monthly payment otherwise due.

January 2021	Page 9

Fixed Coupon Auto-Callable Securities due January 24, 2022

Based on the Performance of the American Depositary Shares of Pinduoduo Inc.

Principal at Risk Securities

In Example 1, the securities are automatically redeemed following the second determination date, as the closing price of the underlier on the second determination date is greater than or equal to the initial underlier value. Following the second determination date, you receive the early redemption payment, calculated as follows:

stated principal amount + monthly payment = $1,000 + $15.2083 = $1,015.2083

In this example, the automatic early redemption feature limits the term of your investment to approximately 2 months and you may not be able to reinvest at comparable terms or returns. If the securities are redeemed early, you will stop receiving monthly payments.

In Example 2, the securities are automatically redeemed following the fifth determination date, as the closing price of the underlier on the fifth determination date is greater than the initial underlier value. Therefore, you receive the monthly payment of $15.2083 with respect to each of the first four monthly payment dates. The early redemption payment will include the monthly payment due with respect to the fifth monthly payment date, calculated as follows:

stated principal amount + monthly payment = $1,000 + $15.2083 = $1,015.2083

In this example, the automatic early redemption feature limits the term of your investment to approximately 5 months and you may not be able to reinvest at comparable terms or returns. If the securities are redeemed early, you will stop receiving monthly payments. Further, although the underlier has appreciated by 25% from the initial underlier value on the fifth determination date, upon automatic early redemption, you receive only $1,015.2083 per security and do not benefit from such appreciation.

	Example 3			Example 4
Determination Dates	Hypothetical Closing Price	Monthly Payment (per security)	Early Redemption Payment (per security)	Hypothetical Closing Price	Monthly Payment (per security)	Early Redemption Payment (per security)
#1	$60.00	$15.2083	N/A	$40.00	$15.2083	N/A
#2	$65.00	$15.2083	N/A	$55.00	$15.2083	N/A
#3	$55.00	$15.2083	N/A	$52.50	$15.2083	N/A
#4	$50.00	$15.2083	N/A	$60.00	$15.2083	N/A
#5	$40.00	$15.2083	N/A	$65.00	$15.2083	N/A
#6	$35.00	$15.2083	N/A	$55.00	$15.2083	N/A
#7	$40.00	$15.2083	N/A	$60.00	$15.2083	N/A
#8	$50.00	$15.2083	N/A	$50.00	$15.2083	N/A
#9	$57.50	$15.2083	N/A	$40.00	$15.2083	N/A
#10	$45.00	$15.2083	N/A	$62.50	$15.2083	N/A
#11	$60.00	$15.2083	N/A	$60.00	$15.2083	N/A
Final Determination Date	$45.00	—*	N/A	$80.00	—*	N/A
Payment at Maturity	$658.0653			$1,015.2083

* The payment at maturity will include the monthly payment otherwise due.

January 2021	Page 10

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Principal at Risk Securities

Examples 3 and 4 illustrate the payment at maturity per security based on the final underlier value.

In Example 3, the securities are not automatically redeemed prior to maturity. Therefore, you receive the monthly payment of $15.2083 with respect to each of the first eleven monthly payment dates. In addition, investors will receive the monthly payment otherwise due at maturity. However, because the final underlier value is less than the downside threshold level, at maturity, your principal amount is fully exposed to the decline in the closing price of the underlier. Thus, in addition to the monthly payment otherwise due, investors will receive per security a number of shares of the underlier equal to the exchange ratio or the cash value thereof, calculated as follows:

the cash value of 14.28571 shares of the underlier + monthly payment otherwise due

= (the exchange ratio times the final underlier value) + monthly payment otherwise due

= (14.28571 × $45.00 ) + $15.2083

= $642.857 + $15.2083

= $658.0653

In this example, the value of shares and/or cash you receive at maturity is significantly less than the stated principal amount.

In Example 4, the securities are not automatically redeemed prior to maturity. Therefore, you receive the monthly payment of $15.2083 with respect to each of the first eleven monthly payment dates. In addition, the closing price of the underlier decreases to a final underlier value of $80.00 . Although the final underlier value is less than the initial underlier value, because the final underlier value is still not less than the downside threshold level, in addition to the monthly payment otherwise due, you receive the stated principal amount. Your payment at maturity is calculated as follows:

$1,000 + $15.2083 = $1,015.2083

In this example, although the final underlier value represents a 20% decline from the initial underlier value, you receive the stated principal amount per security plus the monthly payment otherwise due, equal to a total payment of $1,015.2083 per security at maturity.

January 2021	Page 11

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Principal at Risk Securities

Risk Factors

An investment in the securities involves significant risks. We urge you to consult your investment, legal, tax, accounting and other advisors before you invest in the securities. Investing in the securities is not equivalent to investing directly in the underlier. Some of the risks that apply to an investment in the securities are summarized below, but we urge you to read the more detailed explanation of risks relating to the securities generally in the “Risk Factors” sections of the prospectus supplement and the prospectus addendum. You should not purchase the securities unless you understand and can bear the risks of investing in the securities.

Risks Relating to the Securities Generally

▪	The securities do not guarantee the return of any principal. The terms of the securities differ from those of ordinary debt securities in that the securities do not guarantee the return of any of the stated principal amount at maturity. Instead, if the securities have not been automatically redeemed prior to maturity and if the final underlier value is less than the downside threshold level, you will be exposed to the decline in the closing price of the underlier below the downside threshold level on a 1.429-to-1 basis and you will receive for each security that you hold at maturity, in addition to the monthly payment otherwise due, a number of shares of the underlier equal to the exchange ratio (or, at our option, the cash value of those shares as of the final determination date). The value of those shares (or that cash value) will likely be less than the stated principal amount and could be zero. If we choose to deliver shares of the underlier on the maturity date, those shares may be worth more or less at such time than on the final determination date.

▪	You will not participate in any appreciation in the value of the underlier. You will not participate in any appreciation in the value of the underlier from the initial underlier value even though you will be exposed to the depreciation in the value of the underlier if the securities have not been redeemed prior to maturity and the final underlier value is less than the downside threshold level. The return on the securities will be limited to the monthly payments that are paid on each monthly payment date until maturity or automatic early redemption.

▪	Automatic early redemption risk. The term of your investment in the securities may be limited to as short as approximately one month by the automatic early redemption feature of the securities. If the securities are redeemed prior to maturity, no further monthly payments will be made on the securities and you may be forced to reinvest in a lower interest rate environment. There is no guarantee that you would be able to reinvest the proceeds from an investment in the securities in a comparable investment with a similar level of risk in the event the securities are redeemed prior to the maturity date.

▪	Contingent repayment of principal applies only at maturity. You should be willing and able to hold the securities to maturity. If you sell the securities prior to maturity in the secondary market, if any, you may have to sell the securities at a loss relative to your initial investment even if the price of the underlier is above the downside threshold level.

▪	If we choose to deliver shares of the underlier at maturity, those shares may be worth less on the maturity date than on the final determination date. If the securities have not been automatically redeemed prior to maturity and if the final underlier value is less than the downside threshold value, we may elect to deliver shares of the underlier on the maturity date. The value of the shares received on the maturity date depends on the value of the underlier on the maturity date, rather than the final underlier value. The value of those shares may change between the final determination date and the maturity date, and as a result, if we chose to delivery shares of the underlier, the value of the payment at maturity may be lower than if we had chosen to make a cash payment on the maturity date.

▪	The securities are subject to volatility risk. Volatility is a measure of the degree of variation in the price of the underlier over a period of time. The monthly payment will be determined on the pricing date based on a number of factors, including the expected volatility of the underlier. The monthly payment will be higher than the fixed rate that we would pay on a conventional debt security of the same tenor and will be higher than it otherwise would have been had the expected volatility of the underlier, calculated as of the pricing date, been lower. As volatility of an underlier increases, there will typically be a greater likelihood that the final underlier value of that underlier will be less than its downside threshold level.

Accordingly, you should understand that a higher monthly payment will reflect, among other things, an indication of a greater likelihood that you will incur a loss of principal at maturity than would have been the case had the monthly payment been lower. In addition, actual volatility over the term of the securities may be significantly higher than the expected volatility at the time the terms of the securities were determined. If actual volatility is higher than expected, you will face an even greater risk that you will lose a significant portion or all of your principal at maturity for the reasons described above.

▪	Investing in the securities is not equivalent to investing in the underlier. Investors in the securities will not own the underlier or have voting rights or rights to receive dividends or other distributions or any other rights with respect to the underlier.

▪	Tax treatment. Significant aspects of the tax treatment of the securities are uncertain. You should consult your tax advisor about your tax situation. See “Additional provisions—Tax considerations” below.

January 2021	Page 12

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Principal at Risk Securities

Risks Relating to the Issuer

▪	Credit of issuer. The securities are unsecured and unsubordinated debt obligations of the issuer, Barclays Bank PLC, and are not, either directly or indirectly, an obligation of any third party. Any payment to be made on the securities, including any repayment of principal, is subject to the ability of Barclays Bank PLC to satisfy its obligations as they come due and is not guaranteed by any third party. As a result, the actual and perceived creditworthiness of Barclays Bank PLC may affect the market value of the securities and, in the event Barclays Bank PLC were to default on its obligations, you might not receive any amount owed to you under the terms of the securities.

▪	You may lose some or all of your investment if any U.K. Bail-in Power is exercised by the relevant U.K. resolution authority. Notwithstanding any other agreements, arrangements or understandings between Barclays Bank PLC and any holder or beneficial owner of the securities, by acquiring the securities, each holder and beneficial owner of the securities acknowledges, accepts, agrees to be bound by, and consents to the exercise of, any U.K. Bail-in Power by the relevant U.K. resolution authority as set forth under “Consent to U.K. Bail-in Power” in this document. Accordingly, any U.K. Bail-in Power may be exercised in such a manner as to result in you and other holders and beneficial owners of the securities losing all or a part of the value of your investment in the securities or receiving a different security from the securities, which may be worth significantly less than the securities and which may have significantly fewer protections than those typically afforded to debt securities. Moreover, the relevant U.K. resolution authority may exercise the U.K. Bail-in Power without providing any advance notice to, or requiring the consent of, the holders and beneficial owners of the securities. The exercise of any U.K. Bail-in Power by the relevant U.K. resolution authority with respect to the securities will not be a default or an Event of Default (as each term is defined in the senior debt securities indenture) and the trustee will not be liable for any action that the trustee takes, or abstains from taking, in either case, in accordance with the exercise of the U.K. Bail-in Power by the relevant U.K. resolution authority with respect to the securities. See “Consent to U.K. Bail-in Power” in this document as well as “U.K. Bail-in Power,” “Risk Factors—Risks Relating to the Securities Generally—Regulatory action in the event a bank or investment firm in the Group is failing or likely to fail could materially adversely affect the value of the securities” and “Risk Factors—Risks Relating to the Securities Generally—Under the terms of the securities, you have agreed to be bound by the exercise of any U.K. Bail-in Power by the relevant U.K. resolution authority” in the accompanying prospectus supplement.

Risks Relating to the Underlier

▪	No affiliation with the issuer of the underlier. The issuer of the underlier is not an affiliate of ours, is not involved with this offering in any way, and has no obligation to consider your interests in taking any corporate actions that might affect the value of the securities. We have not made any due diligence inquiry with respect to the issuer of the underlier in connection with this offering.

▪	Single equity risk. The price of the underlier can rise or fall sharply due to factors specific to the underlier and its issuer, such as stock price volatility, earnings, financial conditions, corporate, industry and regulatory developments, management changes and decisions and other events, as well as general market factors, such as general stock market volatility and levels, interest rates and economic and political conditions. We urge you to review financial and other information filed periodically with the SEC by the issuer of the underlier.

▪	The underlier has a limited trading history. The underlier commenced regular trading on The Nasdaq Stock Market on July 26, 2018 and therefore has limited historical performance. Past performance should not be considered indicative of future performance.

▪	Risks associated with non-U.S. companies. An investment linked to the value of securities issued by non-U.S. companies, such as the American depositary shares of Pinduoduo Inc., which represent securities issued by a company incorporated under the laws of the Cayman Islands with its principal executive office and primary operations located in China, involves risks associated with such countries of organization and operation. The prices of such company’s securities may be affected by political, economic, financial and social factors in such countries, including changes in such countries’ government, economic and fiscal policies, currency exchange laws or other laws or restrictions.

▪	An investment in the securities may become subject to executive orders that could adversely affect your investment in the securities. Pursuant to recent executive orders, U.S. persons are prohibited from engaging in transactions in, or possession of, publicly traded securities of certain companies that are determined to be linked to the People’s Republic of China military, intelligence and security apparatus, or securities that are derivative of, or are designed to provide investment exposure to, those securities. Although we do not believe that the securities are subject to those executive orders at this time, it is possible that those executive orders could be expanded or modified to include the securities. Under those circumstances, the value of the securities could be adversely affected, and transactions in, or holdings of, the securities may become prohibited under U.S. law. You may suffer significant losses if you are forced to divest the securities when the value of the securities declines.

January 2021	Page 13

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Based on the Performance of the American Depositary Shares of Pinduoduo Inc.

Principal at Risk Securities

▪	There are important differences between the American depositary shares and the Class A ordinary shares of Pinduoduo Inc. You should be aware that your return on the securities is linked to the price of American depositary shares representing the Class A ordinary shares of Pinduoduo Inc. and not the underlying Class A ordinary shares of Pinduoduo Inc. There are important differences between the rights of holders of American depositary shares and the rights of holders of the Class A ordinary shares. Each American depositary share is a security evidenced by American depositary receipts, one of which represents four Class A ordinary shares of Pinduoduo Inc. The American depositary shares are issued pursuant to a deposit agreement, which sets forth the rights and responsibilities of the depositary, the relevant non-U.S. issuer, and holders of the American depositary shares, which may be different from the rights of holders of the Class A ordinary shares. For example, a company may make distributions in respect of Class A ordinary shares that are not passed on to the holders of its American depositary shares. Any such differences between the rights of holders of the American depositary shares and the rights of holders of the Class A ordinary shares of Pinduoduo Inc. may be significant and may materially and adversely affect the value of the American depositary shares and, as a result, the value of your securities. Unless the context requires otherwise, references in this document to the issuer of the American depositary shares of Pinduoduo Inc. refer to Pinduoduo Inc.

▪	Emerging markets risk. The American depositary shares of Pinduoduo Inc. represent securities issued by a company based in an emerging market. Emerging markets pose further risks in addition to the risks associated with investing in foreign equity markets generally. Countries with emerging markets may have relatively unstable financial markets and governments; may present the risks of nationalization of businesses; may impose restrictions on currency conversion, exports or foreign ownership and prohibitions on the repatriation of assets; may pose a greater likelihood of regulation by the national, provincial and local governments of the emerging market countries, including the imposition of currency exchange laws and taxes; and may have less protection of property rights, less access to legal recourse and less comprehensive financial reporting and auditing requirements than more developed countries. The economies of countries with emerging markets may be based on only a few industries, may be highly vulnerable to changes in local or global trade conditions, and may suffer from extreme and volatile debt burdens or inflation rates. Local securities markets may trade a small number of securities and may be unable to respond effectively to increases in trading volume, potentially making prompt liquidation of holdings difficult or impossible at times. Moreover, the economies in such countries may differ unfavorably from the economy in the United States in such respects as growth of gross national product, rate of inflation, capital reinvestment, resources, self-sufficiency and balance of payment positions. The currencies of emerging markets may also be less liquid and more volatile than those of developed markets and may be affected by political and economic developments in different ways than developed markets. The foregoing factors may adversely affect the performance of companies based in emerging markets.

▪	Anti-dilution protection is limited, and the calculation agent has discretion to make anti-dilution adjustments. The calculation agent may in its sole discretion make adjustments affecting the amounts payable on the securities upon the occurrence of certain corporate events (such as stock splits or extraordinary or special dividends) that the calculation agent determines have a diluting or concentrative effect on the theoretical value of the underlier. However, the calculation agent might not make such adjustments in response to all events that could affect the underlier. The occurrence of any such event and any adjustment made by the calculation agent (or a determination by the calculation agent not to make any adjustment) may adversely affect the market price of, and any amounts payable on, the securities. See “Reference Assets—Equity Securities—Share Adjustments Relating to Securities with an Equity Security as a Reference Asset” in the accompanying prospectus supplement.

▪	Reorganization or other events could adversely affect the value of the securities or result in the securities being accelerated. Upon the occurrence of certain reorganization events or a nationalization, expropriation, liquidation, bankruptcy, insolvency or de-listing of the underlier, the calculation agent will make adjustments to the underlier that may result in payments on the securities being based on the performance of shares, cash or other assets distributed to holders of the underlier upon the occurrence of such event or, in some cases, the calculation agent may accelerate the maturity date for a payment determined by the calculation agent. Any of these actions could adversely affect the value of the underlier and, consequently, the value of the securities. Any amount payable upon acceleration could be significantly less than the amount(s) that would be due on the securities if they were not accelerated. See “Reference Assets—Equity Securities—Share Adjustments Relating to Securities with an Equity Security as a Reference Asset” in the accompanying prospectus supplement.

Risks Relating to Conflicts of Interest

▪	We may engage in business with or involving the issuer of the underlier without regard to your interests. We or our affiliates may presently or from time to time engage in business with the issuer of the underlier without regard to your interests and thus may acquire non-public information about the issuer of the underlier. Neither we nor any of our affiliates undertakes to disclose any such information to you. In addition, we or our affiliates from time to time have published and in the future may publish research reports with respect to the issuer of the underlier, which may or may not recommend that investors buy or hold the underlier.

▪	Hedging and trading activity by the issuer and its affiliates could potentially adversely affect the value of the securities. Hedging or trading activities of the issuer’s affiliates and of any other hedging counterparty with respect to the securities could adversely affect the value of the underlier and, as a result, could decrease the amount an investor may receive on the securities at maturity, if any. Any of these hedging or trading activities on or prior to the pricing date could potentially increase the initial underlier value and, as a result, the downside threshold level, which is the price at or above which the underlier must close on the final determination date, if the securities are not redeemed prior to maturity, in order for you to avoid being exposed to the negative price performance of the underlier at maturity. Additionally, such hedging or trading activities during the term of the securities could potentially affect the price of the underlier on the determination dates and, accordingly, whether the securities are automatically redeemed prior to maturity and, if the securities are not redeemed prior to maturity, the payment at maturity, if any.

▪	We and our affiliates, and any dealer participating in the distribution of the securities, may engage in various activities or make determinations that could materially affect your securities in various ways and create conflicts of interest. We and our affiliates play a variety of roles in connection with the issuance of the securities, as described below. In performing these roles, our and our affiliates’ economic interests are potentially adverse to your interests as an investor in the securities.

In connection with our normal business activities and in connection with hedging our obligations under the securities, we and our affiliates make markets in and trade various financial instruments or products for our accounts and for the account of our clients and otherwise provide investment banking and other financial services with respect to these financial instruments and

January 2021	Page 14

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Principal at Risk Securities

products. These financial instruments and products may include securities, derivative instruments or assets that may relate to the underlier. In any such market making, trading and hedging activity, investment banking and other financial services, we or our affiliates may take positions or take actions that are inconsistent with, or adverse to, the investment objectives of the holders of the securities. We and our affiliates have no obligation to take the needs of any buyer, seller or holder of the securities into account in conducting these activities. Such market making, trading and hedging activity, investment banking and other financial services may negatively impact the value of the securities.

In addition, the role played by Barclays Capital Inc., as the agent for the securities, could present significant conflicts of interest with the role of Barclays Bank PLC, as issuer of the securities. For example, Barclays Capital Inc. or its representatives may derive compensation or financial benefit from the distribution of the securities and such compensation or financial benefit may serve as an incentive to sell the securities instead of other investments. Furthermore, we and our affiliates establish the offering price of the securities for initial sale to the public, and the offering price is not based upon any independent verification or valuation.

Furthermore, if any dealer participating in the distribution of the securities or any of its affiliates conducts hedging activities for us in connection with the securities, that participating dealer or its affiliates will expect to realize a projected profit from such hedging activities, and this projected profit will be in addition to any selling concession that the participating dealer realizes for the sale of the securities to you. This additional projected profit may create a further incentive for the participating dealer to sell the securities to you.

In addition to the activities described above, we will also act as the calculation agent for the securities. As calculation agent, we will determine any values of the underlier and make any other determinations necessary to calculate any payments on the securities. In making these determinations, we may be required to make discretionary judgments, including determining whether a market disruption event has occurred on any date that the value of the underlier is to be determined; determining whether to adjust any variable described herein in the case of certain corporate events related to the underlier that the calculation agent determines have a diluting or concentrative effect on the theoretical value of the shares of the underlier; and determining whether to accelerate the maturity date upon the occurrence of certain reorganization events and additional adjustment events. In making these discretionary judgments, our economic interests are potentially adverse to your interests as an investor in the securities, and any of these determinations may adversely affect any payments on the securities.

Risks Relating to the Estimated Value of the Securities and the Secondary Market

▪	The securities will not be listed on any securities exchange, and secondary trading may be limited. Barclays Capital Inc. and other affiliates of Barclays Bank PLC intend to offer to purchase the securities in the secondary market but are not required to do so and may cease any such market making activities at any time, without notice. Even if a secondary market develops, it may not provide enough liquidity to allow you to trade or sell the securities easily. Because other dealers are not likely to make a secondary market for the securities, the price, if any, at which you may be able to trade your securities is likely to depend on the price, if any, at which Barclays Capital Inc. and other affiliates of Barclays Bank PLC are willing to buy the securities. In addition, Barclays Capital Inc. or one or more of our other affiliates may at any time hold an unsold portion of the securities (as described on the cover page of this document), which may inhibit the development of a secondary market for the securities. The securities are not designed to be short-term trading instruments. Accordingly, you should be willing and able to hold your securities to maturity.

▪	The market price of the securities will be influenced by many unpredictable factors. Several factors will influence the value of the securities in the secondary market and the price at which Barclays Capital Inc. and other affiliates of Barclays Bank PLC may be willing to purchase or sell the securities in the secondary market. Although we expect that generally the value of the underlier on any day will affect the value of the securities more than any other single factor, other factors that may influence the value of the securities include:

o	the volatility (frequency and magnitude of changes in value) of the underlier;

o	whether the closing price has been, or is expected to be, below the downside threshold level on any determination date;

o	dividend rates on the underlier;

o	interest and yield rates in the market;

o	time remaining until the securities mature;

o	supply and demand for the securities;

o	geopolitical conditions and economic, financial, political, regulatory and judicial events that affect the underlier and that may affect the final underlier value; and

o	any actual or anticipated changes in our credit ratings or credit spreads.

The value of the underlier may be, and has recently been, volatile, and we can give you no assurance that the volatility will lessen. See “Pinduoduo Inc. Overview” below. You may receive less, and possibly significantly less, than the stated principal amount per security if you try to sell your securities prior to maturity.

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Principal at Risk Securities

▪	The estimated value of your securities is expected to be lower than the initial issue price of your securities. The estimated value of your securities on the pricing date is expected to be lower, and may be significantly lower, than the initial issue price of your securities. The difference between the initial issue price of your securities and the estimated value of the securities is expected as a result of certain factors, such as any sales commissions expected to be paid to Barclays Capital Inc. or another affiliate of ours, any selling concessions, discounts, commissions or fees expected to be allowed or paid to non-affiliated intermediaries, the estimated profit that we or any of our affiliates expect to earn in connection with structuring the securities, the estimated cost that we may incur in hedging our obligations under the securities, and estimated development and other costs that we may incur in connection with the securities.

▪	The estimated value of your securities might be lower if such estimated value were based on the levels at which our debt securities trade in the secondary market. The estimated value of your securities on the pricing date is based on a number of variables, including our internal funding rates. Our internal funding rates may vary from the levels at which our benchmark debt securities trade in the secondary market. As a result of this difference, the estimated values referenced above might be lower if such estimated values were based on the levels at which our benchmark debt securities trade in the secondary market.

▪	The estimated value of the securities is based on our internal pricing models, which may prove to be inaccurate and may be different from the pricing models of other financial institutions. The estimated value of your securities on the pricing date is based on our internal pricing models, which take into account a number of variables and are based on a number of subjective assumptions, which may or may not materialize. These variables and assumptions are not evaluated or verified on an independent basis. Further, our pricing models may be different from other financial institutions’ pricing models and the methodologies used by us to estimate the value of the securities may not be consistent with those of other financial institutions that may be purchasers or sellers of securities in the secondary market. As a result, the secondary market price of your securities may be materially different from the estimated value of the securities determined by reference to our internal pricing models.

▪	The estimated value of your securities is not a prediction of the prices at which you may sell your securities in the secondary market, if any, and such secondary market prices, if any, will likely be lower than the initial issue price of your securities and may be lower than the estimated value of your securities. The estimated value of the securities will not be a prediction of the prices at which Barclays Capital Inc., other affiliates of ours or third parties may be willing to purchase the securities from you in secondary market transactions (if they are willing to purchase, which they are not obligated to do). The price at which you may be able to sell your securities in the secondary market at any time will be influenced by many factors that cannot be predicted, such as market conditions, and any bid and ask spread for similar sized trades, and may be substantially less than our estimated value of the securities. Further, as secondary market prices of your securities take into account the levels at which our debt securities trade in the secondary market, and do not take into account our various costs related to the securities such as fees, commissions, discounts, and the costs of hedging our obligations under the securities, secondary market prices of your securities will likely be lower than the initial issue price of your securities. As a result, the price at which Barclays Capital Inc., other affiliates of ours or third parties may be willing to purchase the securities from you in secondary market transactions, if any, will likely be lower than the price you paid for your securities, and any sale prior to the maturity date could result in a substantial loss to you.

▪	The temporary price at which we may initially buy the securities in the secondary market and the value we may initially use for customer account statements, if we provide any customer account statements at all, may not be indicative of future prices of your securities. Assuming that all relevant factors remain constant after the pricing date, the price at which Barclays Capital Inc. may initially buy or sell the securities in the secondary market (if Barclays Capital Inc. makes a market in the securities, which it is not obligated to do) and the value that we may initially use for customer account statements, if we provide any customer account statements at all, may exceed our estimated value of the securities on the pricing date, as well as the secondary market value of the securities, for a temporary period after the initial issue date of the securities. The price at which Barclays Capital Inc. may initially buy or sell the securities in the secondary market and the value that we may initially use for customer account statements may not be indicative of future prices of your securities.

January 2021	Page 16

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Principal at Risk Securities

Pinduoduo Inc. Overview

According to publicly available information, Pinduoduo Inc. (the “Company”) is an e-commerce platform that provides merchandise and interactive shopping experiences.

Information filed by the Company with the SEC under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), can be located by reference to its SEC file number: 001-38591. The Company’s American depositary shares are listed on The Nasdaq Stock Market under the ticker symbol “PDD.”

We urge you to read the following section in the accompanying prospectus supplement: “Reference Assets—Equity Securities—Reference Asset Issuer and Reference Asset Information.” Companies with securities registered under the Exchange Act are required to file financial and other information specified by the SEC periodically. Information provided to or filed with the SEC by the Company can be located on a website maintained by the SEC at http://www.sec.gov by reference to the Company’s SEC file number provided above.

The summary information above regarding the Company comes from the Company’s SEC filings. You are urged to refer to the SEC filings made by the Company and to other publicly available information (such as the Company’s annual report) to obtain an understanding of the Company’s business and financial prospects. The summary information contained above is not designed to be, and should not be interpreted as, an effort to present information regarding the financial prospects of any issuer or any trends, events or other factors that may have a positive or negative influence on those prospects or as an endorsement of any particular issuer.

Information from outside sources is not incorporated by reference in, and should not be considered part of, this document or the accompanying prospectus, prospectus supplement or prospectus addendum. We have not independently verified the accuracy or completeness of the information contained in outside sources.

Information about the underlier as of market close on January 15, 2021:

Bloomberg Ticker Symbol:	PDD UW	52 Week High:	$187.20
Current Closing Price:	$161.20	52 Week Low:	$31.77
52 Weeks Ago (1/17/2020):	$39.43

The following table sets forth the published high, low and period-end closing prices of the underlier for each quarter for the period of July 26, 2018 through January 15, 2021. The associated graph shows the closing prices of the underlier for each day in the same period. The underlier began trading on The Nasdaq Stock Market on July 26, 2018 and therefore has limited performance history. The closing price of the underlier on January 15, 2021 was $161.20. We obtained the closing prices of the underlier from Bloomberg Professional® service, without independent verification. Historical performance of the underlier should not be taken as an indication of future performance. Future performance of the underlier may differ significantly from historical performance, and no assurance can be given as to the closing price of the underlier during the term of the securities, including on any of the determination dates. We cannot give you assurance that the performance of the underlier will not result in a loss on your principal amount. The closing prices below may have been adjusted to reflect certain corporate actions, such as stock splits, public offerings, mergers and acquisitions, spin-offs, extraordinary dividends, delistings and bankruptcy.

American Depositary Shares of Pinduoduo Inc.	High	Low	Period End
2018
Third Quarter (commencing on July 26, 2018)*	$29.96	$17.22	$26.29
Fourth Quarter	$27.69	$17.15	$22.44
2019
First Quarter	$31.14	$21.52	$24.80
Second Quarter	$24.67	$19.03	$20.63
Third Quarter	$36.67	$19.14	$32.22
Fourth Quarter	$43.53	$31.25	$37.82
2020
First Quarter	$41.23	$31.77	$36.03
Second Quarter	$87.58	$35.90	$85.84
Third Quarter	$97.46	$73.70	$74.15
Fourth Quarter	$179.11	$71.40	$177.67
2021
First Quarter (through January 15, 2021)	$187.20	$161.20	$161.20

* The underlier commenced trading on The Nasdaq Stock Market on July 26, 2018 and therefore has historical performance. For this reason, available information for the third quarter of 2018 includes data for the period from July 26, 2018 through September 30, 2018. Accordingly, the “High,” “Low” and “Period End” data indicated are for this shortened period only and do not reflect complete data for the third calendar quarter of 2018.

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Based on the Performance of the American Depositary Shares of Pinduoduo Inc.

Principal at Risk Securities

Pinduoduo Inc. American depositary shares — daily closing prices* July 26, 2018 to January 15, 2021

* The dotted line indicates the downside threshold level of 70% of the initial underlier value.

PAST PERFORMANCE IS NOT INDICATIVE OF FUTURE RESULTS.

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Based on the Performance of the American Depositary Shares of Pinduoduo Inc.

Principal at Risk Securities

Additional Information about the Securities

Please read this information in conjunction with the terms on the cover page of this document.

Additional provisions:
No fractional shares:	At maturity, if the payment on the securities, if any, is to be made in shares of the underlier, we will deliver the number of shares of the underlier due with respect to the securities, as described above, but we will pay cash in lieu of delivering any fractional share of the underlier in an amount equal to the corresponding fractional closing price of such fraction of a share of the underlier, as determined by the calculation agent as of the final determination date.
Minimum ticketing size:	$1,000 / 1 security
Tax considerations:

You should review carefully the sections in the accompanying prospectus supplement entitled “Material U.S. Federal Income Tax Consequences—Tax Consequences to U.S. Holders—Notes Treated as Put Options and Deposits” and, if you are a non-U.S. holder, “—Tax Consequences to Non-U.S. Holders.” The following discussion, when read in combination with those sections, constitutes the full opinion of our special tax counsel regarding the material U.S. federal income tax consequences of owning and disposing of the securities.

Due to the lack of direct legal authority, there is substantial uncertainty regarding the U.S. federal income tax consequences of an investment in the securities. Our special tax counsel, Davis Polk & Wardwell LLP, believes that it is reasonable to treat a security for U.S. federal income tax purposes as a put option (the “Put Option”) written by you to us with respect to the underlier, secured by a cash deposit equal to the initial issue price of the securities (the “Deposit”), which will have an annual yield based on our cost of borrowing, as shown below. If this treatment is respected, only a portion of each monthly payment will be attributable to interest on the Deposit; the remainder will represent premium attributable to your grant of the Put Option (“Put Premium”). By purchasing the securities, you agree to treat the securities for U.S. federal income tax purposes consistently with the treatment and allocation as described above. We will follow this approach in determining our information reporting responsibilities, if any. The following discussion supersedes the discussion in the accompanying prospectus supplement to the extent it is inconsistent therewith.

Assuming the treatment and allocation described above are respected, interest on the Deposit will be taxed as ordinary income, while the Put Premium will not be taken into account prior to the taxable disposition of the securities (including redemption upon an automatic call or at maturity). Assuming that you are an initial purchaser of securities purchasing the securities at the initial issue price for cash, (i) if your securities are called or held to maturity and the Put Option expires unexercised (i.e., you receive a cash payment—not including the final coupon payment—at maturity equal to the amount of the Deposit), you will recognize short-term capital gain in an amount equal to the total Put Premium received, and (ii) if, instead, the Put Option is deemed to be exercised at maturity and we do not elect to exercise our physical settlement option (i.e., you receive a cash payment at maturity—not including the final coupon payment—that is less than the amount of the Deposit), you will recognize short-term capital gain or loss in an amount equal to the difference between (x) the total Put Premium received and (y) the cash settlement value of the Put Option (i.e., the amount of the Deposit minus the cash you receive at maturity, not including the final coupon payment). If at maturity you receive shares of the underlier, you generally will not recognize gain or loss with respect to the Put Premium or the underlier received; instead, the total Put Premium will reduce your basis in the underlier. This discussion does not address the U.S. federal income tax consequences of the ownership or disposition of the underlier that you may receive at maturity. You should consult your tax advisor regarding the potential U.S. federal tax consequences of the ownership and disposition of the underlier.

There are, however, other reasonable treatments that the Internal Revenue Service (the “IRS”) or a court may adopt for the securities, in which case the timing and character of your income or loss could be materially and adversely affected. In addition, in 2007 the U.S. Treasury Department and the IRS released a notice requesting comments on the U.S. federal income tax treatment of “prepaid forward contracts” and similar instruments. The notice focuses on a number of issues, the most relevant of which for investors in the securities are the character of income or loss (including whether the Put Premium might be currently included as ordinary income) and the degree, if any, to which income realized by non-U.S. investors should be subject to withholding tax. While it is not clear whether the securities would be viewed as similar to the typical prepaid forward contract described in the notice, it is possible that any Treasury regulations or other guidance promulgated after consideration of these issues could materially and adversely affect the tax consequences of an investment in the securities, possibly with retroactive effect. You should consult your tax advisor regarding all aspects of the U.S. federal income tax consequences of an investment in the securities, including possible alternative treatments and the issues presented by this notice. Purchasers who are not initial purchasers of securities at the initial issue price should also consult their tax advisors with respect to the tax consequences of an investment in the securities, including possible alternative treatments, as well as

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Based on the Performance of the American Depositary Shares of Pinduoduo Inc.

Principal at Risk Securities

the allocation of the purchase price of the securities between the Deposit and the Put Option.

The discussions above and in the accompanying prospectus supplement do not address the consequences to taxpayers subject to special tax accounting rules under Section 451(b).

Treasury regulations under Section 871(m) generally impose a withholding tax on certain “dividend equivalents” under certain “equity linked instruments.” A recent IRS notice excludes from the scope of Section 871(m) instruments issued prior to January 1, 2023 that do not have a “delta of one” with respect to underlying securities that could pay U.S.-source dividends for U.S. federal income tax purposes (each an “Underlying Security”). Based on our determination that the securities do not have a “delta of one” within the meaning of the regulations, we expect that these regulations will not apply to the securities with regard to non-U.S. holders. Our determination is not binding on the IRS, and the IRS may disagree with this determination. Section 871(m) is complex and its application may depend on your particular circumstances, including whether you enter into other transactions with respect to an Underlying Security. If necessary, further information regarding the potential application of Section 871(m) will be provided in the pricing supplement for the securities. You should consult your tax advisor regarding the potential application of Section 871(m) to the securities.

Consistent with the position described above, below are the portions of each monthly payment that we intend, in determining our reporting responsibilities (if any), to treat as attributable to interest on the Deposit and to Put Premium:

Coupon Rate per Annum	Interest on Deposit per Annum	Put Premium per Annum
18.25%	0.32%	17.93%
Trustee:	The Bank of New York Mellon
Calculation agent:	Barclays Bank PLC
Use of proceeds and hedging:

The net proceeds we receive from the sale of the securities will be used for various corporate purposes as set forth in the prospectus and prospectus supplement and, in part, in connection with hedging our obligations under the securities through one or more of our subsidiaries.

We, through our subsidiaries or others, hedge our anticipated exposure in connection with the securities by taking positions in futures and options contracts on the underlier and any other securities or instruments we may wish to use in connection with such hedging. Trading and other transactions by us or our affiliates could affect the value of the underlier, the market value of the securities or any amounts payable on the securities. For further information on our use of proceeds and hedging, see “Use of Proceeds and Hedging” in the prospectus supplement.

ERISA:	See “Benefit Plan Investor Considerations” in the accompanying prospectus supplement.

This document represents a summary of the terms and conditions of the securities. We encourage you to read the accompanying prospectus, prospectus supplement and prospectus addendum for this offering, which can be accessed via the hyperlinks on the cover page of this document.

Supplemental Plan of Distribution

Morgan Stanley Smith Barney LLC (“Morgan Stanley Wealth Management”) and its financial advisors will collectively receive from the agent, Barclays Capital Inc., a fixed sales commission for each security they sell, and Morgan Stanley Wealth Management will receive a structuring fee for each security, in each case as specified on the cover page of this document.

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